Exhibit 99.1

Gryphon Gold Reports Warrant Extension and Pricing Amendment

July 8, 2009 – Vancouver, BC. Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the "Company") has announced that that it has amended the terms of the warrants it issued on August 3, 2007, November 22 and 27, 2007 and December 14, 2007 to provide for an extension of the original expiry dates (previously August 2, 2009 for 5,000,000 shares, November 22, 2009 for 3,254,000 shares , November 27, 2009 for 1,050,000 shares and December 14, 2009 for 182,500 shares) and reduction of the exercise price (previously $1.25CDN). The warrants entitle the holders to acquire (on exercise) an aggregate of 9,486,500 shares of common stock, representing 15% of the Company’s outstanding shares (basic). None of the warrants are held by insiders of the Company.

The revised terms of the warrants are set out below:

Original issue date	Amended expiry date	Amended exercise price
(CDN$)
August 3, 2007	December 31, 2009	$0.18 until September 20, 2009 and $0.40 from September 21, 2009 to December 31, 2009
November 22, 2007	December 31, 2009	$0.18 until September 20, 2009 and $0.40 from September 21, 2009 to December 31, 2009
November 27, 2007	December 31, 2009	$0.18 until September 20, 2009 and $0.40 from September 21, 2009 to December 31, 2009
December 14, 2007	December 31, 2009	$0.18 until September 20, 2009 and $0.40 from September 21, 2009 to December 31, 2009

All other terms of the warrants remain the same. The above amendments will be effective July 22, 2009 and are subject to regulatory approval.

For more information please contact:

John L. Key, CEO
Ph: 775 853-8814
jkey@gryphongold.com

or

Lisanna Lewis, Corporate Controller & Secretary, Treasurer
Ph: 604 261-2229
llewis@gryphongold.com

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to anticipated events, including regulatory approval. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks that regulatory approval may not be obtained. Should on e or more of these risks or un certainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.
Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: John Key, CEO, by phone: 775-853-8814, or email at jkey@gryphongold.com.